Exhibit 10.12

NGHC 2013 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Your stock option grant by National General Holdings Corp. (the “Company”) is subject to the terms and conditions set forth in (i) this Award Agreement, and (ii) the NGHC 2013 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Award of Stock Options	You have been granted an Option (the “Option”), subject to the terms and conditions of this Agreement and the Plan, to purchase shares of the Company’s Stock.

Exercise Price	The exercise price with respect to your Option is $ per share, such exercise price payable on terms and conditions and in a form as determined by the Compensation Committee in its sole discretion consistent with the terms of the Plan and this Award Agreement.

Grant Date	The effective date of this grant is .

Term	The term of your Option will expire at the close of business on (no later than the 10th anniversary of the Grant Date, or the 5th anniversary in the case of a 10% Shareholder). Your Option will expire earlier if your Employment with the Company terminates, as described below.

Vesting

Your Option shall vest as follows:                    .

This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. You may exercise this Option, in whole or in part, to purchase a whole number of vested shares in accordance with the Plan and this Agreement.

Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Options will vest after your Employment has terminated.

Tax Matters (Incentive Stock Option)	The Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Option will not qualify as an “incentive stock option,” among other events, (i) if you dispose of the Stock acquired pursuant to the Option at any time during either of the two-year period following the Grant Date or the one-year period following the date on which the Option is exercised; (ii) except in the event of the Participant’s death or disability, as defined in Section 22(e)(3) of the Code, if the Participant is not employed by the Company (or any affiliate) at all times during the period beginning on the date of this Agreement and ending on the day three (3) months before the date of exercise of the Option; or (iii) to the extent the aggregate fair market value (determined as of the time the Option is granted) of the Common Stock subject to “incentive stock options” which become exercisable for the first time in any calendar year exceeds $100,000. To the extent that the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option and shall constitute a separate non-qualified stock option.

Termination of Employment

If your Employment (as defined below) terminates for any reason, other than retirement, death, Disability or Cause, then your Option will expire at the close of business at Company headquarters on the 90th day after your termination date (or the next business day if the 90th day after your termination date falls on a weekend or holiday).

“Employment” means that you are currently (i) an employee of the Company, (ii) are a member of the Company’s Board of Directors, or (iii) are otherwise providing services to the Company.

Termination for Cause

If your Employment is terminated for Cause (as defined below), then you shall immediately forfeit all rights to your Option and the Option shall expire immediately upon your termination.

For purposes of this Agreement, “Cause” shall have the meaning set forth in the employment between you and the Company (or an Affiliate), provided that if there is no employment agreement, “Cause” shall mean:

(a) willful misconduct or gross negligence;

(b) conviction of a felony or conviction of a crime involving moral turpitude;

(c) any act constituting fraud or the misappropriation or embezzlement of money or other property of the Company; and

(d) any willful act or course of conduct constituting an abuse of office or authority which has a material adverse impact on the Company’s reputation or financial condition.

Retirement	If your Employment has been in effect for at least five years and your Employment terminates due to your: (i) retirement on or after your sixty-fifth birthday; or (ii) retirement on or after your fifty-fifth birthday with the consent of the Company, your Option will automatically vest as to the number of Options that would have vested had you remained in Employment for the 12-month period immediately following your retirement and your Option will expire at the close of business at Company headquarters on the date 12 months after the date of your retirement (or the next business day if the date 12 months after the date of your retirement falls on a weekend or holiday).

Death

If your Employment terminates because of your death, your Option will automatically vest as to the number of Options that would have vested had you remained in Employment for the 12-month period immediately following your death and your Option will expire at the close of business at Company headquarters on the date 12 months after the date of death (or the next business day if the date 12 months after the date of death falls on a weekend or holiday).

If you die during the 90-day period in connection with a regular termination of Employment described above, and a vested portion of your Option has not yet been exercised, then your Option will instead expire on the date 12 months after your termination date. During the 12-month period above, your estate or heirs may exercise the vested portion of your Option.
Disability

If your Employment terminates because of your Disability (defined below), your Option will automatically vest as to the number of Options that would have vested had you remained in Employment for the 12-month period immediately following your Disability and your Option will expire at the close of business at Company headquarters on the date 12 months after the date of termination (or the next business day if the date 12 months after the date of termination falls on a weekend or holiday).

For purposes of this Agreement, “Disability” shall mean the award holder is unable to perform the duties of their service (or other services) (i) for a period of 90 consecutive days, or (ii) any 120 days during any consecutive 12-month period.

Termination without Cause within 12 Months of Change in Control	Notwithstanding anything contained in this Agreement to the contrary, if your Employment with the Company (or any affiliate) is terminated by the Company without Cause within 12 months following the effective date of a “Change in Control,” the Board of Directors may accelerate the vesting of all or any portion of your Option that is unvested.

Notice of Exercise	When you wish to exercise this Option, you must notify the Company in writing. Such exercise will only become effective upon the Company’s receipt of such written instructions.

Recapture Rights	In the event that you violate any of your obligations pursuant to the Confidentiality, Non-Competition, or Non-Solicitation provisions of this Agreement, you agree to return, within five days of receipt of written demand from the Company, any gains you realize from the exercise of all or any portion of the Option within the 6 months immediately preceding such violation, and any remaining portion of your Option shall be immediately forfeited, whether vested or unvested.

Confidentiality

During your Employment, you will have access to confidential or proprietary data or information of the Company (and its affiliates) and its operations. You agree that you will not at any time divulge or communicate the Confidential Information (defined below) to any person, nor shall you direct any employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Company (or any of its affiliates) or for the benefit of any other person, any Confidential Information. This restriction shall survive your Employment hereunder, whether by the normal expiration thereof or otherwise.

The term “Confidential Information” shall mean all information, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known or accessible to members of the public and/or competitors of the Company nor intended for general dissemination, whether furnished by the Company or compiled by the employee, including, without limitation, relating to the Company’s (or any affiliate’s) financial performance, customers, existing or proposed future projects, prospects, or business strategies, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, know-how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

You understand the Company intends to maintain the confidentiality of the Confidential Information notwithstanding that employees of the Company may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees not expressly bound by agreements similar to this agreement may have access to such information for job purposes. You acknowledge that Confidential Information need not be marked as such to preserve the confidential nature of the information.

Non-Competition	You acknowledge that (a) in the course of your Employment with the Company and its affiliates, you have, and will continue to, become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that your services have been and will be of special, unique and extraordinary value to the Company and its affiliates. In consideration thereof and of this Award, during your Employment with the Company or an affiliate and for a period of one (1) year thereafter, you shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more stockholder or equity interest owner in, partner in, or consultant to, any business that is directly competitive with the business of the Company (or any affiliate) in any area or region where the Company (or any affiliate) conducts business (“Competition”). Notwithstanding the foregoing, you shall not be deemed to be in Competition with the Company if you provide evidence satisfactory to the Company, in its sole and absolute discretion, that you: (i) work in a separate division, department or unit that does not compete with the business of the Company (or any affiliate); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate). If you received your Option grant as a non-employee member of the Company’s Board of Directors, this provision will not apply to you unless your Employment is terminated for Cause (as defined above).

Non-Solicitation	During Employment and for a period of two (2) years thereafter, you shall not, without the prior written consent of the Company, directly or indirectly, on your own behalf or on behalf of any other person, firm, corporation or business entity: (a) induce or attempt to induce any agent, broker, affinity group or policyholder of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, affinity group or policyholder within twelve (12) months of such contact, to withdraw, decrease or cancel its business with the Company (or any affiliate) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any affiliate); (b) solicit or attempt to solicit, service or attempt to service, or for the purpose of obtaining the business of any agent, broker, affinity group or policyholder of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, broker, affinity group or policyholder within twelve (12) months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any affiliate), engage in discussions or other communications with (regardless of who initiates such discussions or communications) any person, firm or entity that was an actual or prospective agent, broker, affinity group or policyholder of the Company during any part of the twelve (12) month period immediately preceding termination of Employment if you participated, directly or indirectly, in the solicitation or servicing of that agent, broker, affinity group or policyholder or prospective agent, broker, affinity group or policyholder, or supervised or managed those who did, during your Employment with the Company at any time during such twelve (12) month period immediately preceding your termination of Employment; (c) solicit or attempt to solicit, hire or attempt to hire, or communicate with, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact, with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (d) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her Employment or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact.

Form of Payment

Upon exercise of your Option, you must submit payment of the Option price for the shares you are purchasing. Payment may be made via (i) cash; (ii) to the extent permitted by law, a “cashless” exercise, by which you deliver an irrevocable direction to a licensed securities broker to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option price and any applicable withholding taxes; or (iii) as otherwise permitted by the Administrator.

“Administrator” shall mean one or more officers or employees of the Company to whom the Committee may delegate the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under the Plan, to maintain records relating to Awards, to process or oversee the issuance of Stock under Awards, to interpret and administer the terms of Awards and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, other that those specified in Section 3(b)(i) – (iii) of the Plan.

Withholding Taxes	In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such minimum statutory amounts from other payments due to you from the Company. Payment of your withholding or other taxes may be made via one of the forms of payment for exercise set forth above, or as otherwise determined by the Administrator.

Transfer of Option	The Option is non-transferable by you. Any attempt by you to transfer this Option will result in the Option becoming invalid, except upon your death by the laws of descent and distribution.

No Employment Rights	Neither your Option nor this Agreement give you the right to be retained by the Company in any capacity and your Employment may be terminated at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder of the Company unless and until the Stock relating to your exercise has been issued (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock is issued (or an appropriate book entry has been made).

Applicable Law	This Agreement shall be governed by the laws of the State of Delaware, with consent to jurisdiction by you in the State of New York.

Data Privacy

To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery	Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Agreement is not a stock certificate or a negotiable instrument.

By accepting your grant, you agree to the terms and conditions in this Agreement and in the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms and conditions in the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year below.

NATIONAL GENERAL HOLDINGS CORP.

Date:
By:
Its:

EMPLOYEE

Date:
Name: